Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-43290, 33-65380, 33-65382, 33-80433 and 333-53602) pertaining to the Health Management Associates, Inc. Retirement Savings Plan and various employee and directors stock option plans of Health Management Associates, Inc. and Registration Statements (Form S-3 No. 333-48820, Form S-3 No. 333-86034 and Form S-4 No. 333-41953) of Health Management Associates, Inc. and in the related Prospectuses of our report dated October 23, 2002, with respect to the consolidated financial statements and schedule of Health Management Associates, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2002.

/s/ ERNST & YOUNG LLP

Tampa, Florida
December 18, 2002

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